TRUE RELIGION APPAREL, INC.

Contact:	True Religion Apparel, Inc.
Pete Collins, Chief Financial Officer
(323) 266-3072

Investor Relations
Rob Whetstone
PondelWilkinson Inc.
(310) 279-5980
TRUE RELIGION APPAREL RECEIVES ANTICIPATED NASDAQ
LETTER REGARDING DELAYED 10-Q FILING
VERNON, California — November 16, 2007 — True Religion Apparel, Inc. (Nasdaq: TRLG) today announced that it will request a hearing before the Nasdaq Listing Qualifications Panel in response to the receipt of a Nasdaq Staff Determination letter on November 13, 2007, indicating that the company is not in compliance with the filing requirements for continued listing under Nasdaq Marketplace Rule 4310(c) (14). As anticipated, this letter was issued in accordance with Nasdaq procedures due to the delayed filing of the company’s Form 10-Q for the quarter ended September 30, 2007. Pending a decision by the Panel, the company’s shares will remain listed on the Nasdaq Global Market.
     As announced on November 7, 2007, the company has determined that a correction is needed to its previously issued financial reports for the fiscal years ended December 31, 2005 and December 31, 2006, including the quarters therein, and the quarters ended March 31, 2007 and June 30, 2007. In addition, following the recent analysis of the company’s compensation programs, the company has decided to voluntarily review the accounting for stock-based compensation awarded in 2003 and 2004.
     The company will file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 once it concludes its analysis of the 2003 and 2004 stock-based compensation awards and files its restated financial statements.
About True Religion Apparel, Inc.
True Religion Apparel, Inc. is a growing, design-based premium aspirational brand. The company designs, manufactures and markets True Religion Apparel products, including its premium True Religion Brand Jeans. Its expanding product line, which includes high quality
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True Religion Apparel, Inc.
5-5-5
distinctive styling and fit in denim, denim-related sportswear and licensed products, may be found in premier department stores and boutiques in 50 countries, including the United States, Canada, Germany, United Kingdom, Japan, Korea, France, Spain, Sweden, Greece, Italy, Mexico, Australia, South Africa and China. For more information, please visit www.truereligionbrandjeans.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the outcome of the pending reviews discussed above, uncertainties as to the nature of the apparel industry, including changing customer demand and tastes, seasonality, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management and general economic conditions. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. The company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
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